Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated February 29, 2016, relating to the financial statements of Brookfield Infrastructure Partners L.P. (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Partnership for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
August 23, 2016